Exhibit 16.1

September 24, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 24, 2014, of Spark Networks, Inc. and are in agreement with the statements contained in the paragraphs 2, 3 and 4 under the section “Item 4.01 Changes in Registrant’s Certifying Accountant – (a) Dismissal of Ernst & Young as Principal Accountant” therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP